Exhibit 10.9

CALITHERA BIOSCIENCES INC.

MARK BENNETT EMPLOYMENT AGREEMENT

This Agreement is entered into as of June 1, 2010 (the “Effective Date”) by and between Calithera Biosciences Inc. (the “Company”) and Mark Bennett (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as the Senior Vice President, Research of the Company, reporting to the Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, as assigned to Executive by the Company’s Chief Executive Officer and Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term”.

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity without the prior written approval of the Board.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or advance notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company shall give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $275,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings and deductions. Executive’s salary will be subject to review and adjustments based upon the Company’s normal performance review practices, to be established.

(b) Bonus. Executive will be eligible to earn an annual performance bonus (“Management Bonus”), up to a target bonus amount of thirty percent (30%) of Executive’s Base Salary, contingent upon the achievement of corporate and individual milestones to be established by the Company. Executive understands and agrees that the determinations of milestone criteria (both the criteria and Executive’s performance of such criteria) and the amount, if any, of Executive’s Management Bonus shall be within the sole and absolute discretion of the Company. Any Management Bonus earned shall be paid on or prior to March 15 of the year following the year in which it became earned and vested. Except as provided in Section 7 and 8 below, no Management Bonus will be earned or payable in the event Executive’s employment terminates, for any reason, before the end of the applicable performance period.

(c) Stock Option. Subject to approval by the Board, Executive shall be granted an option to purchase 880,000 shares of Common Stock in the Company at the fair market value on the date of grant (the “Option”). The Option shall vest over four (4) years, with one-quarter of the shares subject to the Option vesting one year after grant, and l/48th of the shares subject to the Option vesting each month thereafter, conditioned upon Executive’s continuous service. The Option shall be governed in all respects by the terms of the governing plan documents and option agreement between Executive and the Company.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to the terms and conditions of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy to be established and as in effect from time to time.

7. Termination without Cause or Resignation for Good Reason Following A Change of Control. If, on or within twelve (12) months following the effective date of a Change of Control (as defined herein), Executive’s employment with the Company is terminated without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein), and in either case the separation is not the result of Executive’s death or disability and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then, subject to the terms and conditions set forth herein, Executive will receive the following severance benefits from the Company:

(a) Severance Payment. Executive will receive severance pay in an amount equal to the sum of (x) one-half of Executive’s Base Salary (as in effect immediately prior to Executive’s termination) plus (y) the greater of (i) one-half of Executive’s target Management Bonus for the year in which Executive’s employment is terminated or (ii) one-half of a pro-rated portion of Executive’s target Management Bonus for the year in which Executive’s employment is terminated, calculated based on the Company’s proportional accomplishment of that year’s goals through the date of Executive’s employment termination. The Company will pay this severance amount over the six (6) month period immediately following Executive’s termination, in substantially equal installments, on the Company’s regular payroll schedule; provided, however, that no severance amounts or benefits will be paid or provided until the release of claims described below becomes effective or prior to the 60th day after Executive’s termination. Any severance amounts or benefits that would otherwise become payable (but for the delay in the foregoing sentence) between the date of Executive’s termination and the 60th day shall be paid on the 60th day, with the balance of the severance paid on the original schedule set forth above.

(b) Accelerated Vesting. The Company will accelerate the vesting of the Option, to the extent then outstanding, such that one hundred percent (100%) of the shares subject to the Option shall become fully vested and exercisable.

(c) COBRA. If Executive timely elects continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date for the first six (6) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as Executive or Executive’s dependents are no longer eligible for COBRA coverage).

Executive’s receipt of these severance benefits is subject to, and conditioned upon, Executive signing and not revoking a separation agreement and release of claims with the Company in a form acceptable to the Company that is effective no later than 60 days following the termination of her employment.

8. Termination without Cause or Resignation for Good Reason Not Following A Change of Control. If, after Executive completes one (1) year of employment with the Company, Executive’s employment with the Company is terminated without Cause (as defined herein) or Executive resigns for Good Reason (as defined herein), and in either case the termination does not occur within twelve (12) months following the effective date of a Change of Control (as defined herein), and in either case the termination is not the result of Executive’s death or disability and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then, subject to the terms and conditions set forth herein, Executive will receive the following severance benefits from the Company:

(a) Severance Payment. Executive will receive severance pay in an amount equal to the sum of (x) one-half of Executive’s Base Salary (as in effect immediately prior to Executive’s termination) plus (y) a pro-rated portion of Executive’s target Management Bonus for the year in which Executive’s employment is terminated, calculated based on the Company’s proportional accomplishment of that year’s goals through the date of Executive’s employment termination. The Company will pay this severance amount over the six (6) month period immediately following Executive’s termination, in substantially equal installments, on the Company’s regular payroll schedule; provided, however, that no severance amounts or benefits will be paid or provided until the release of claims described below becomes effective or prior to the 60th day after Executive’s termination. Any severance amounts or benefits that would otherwise become payable (but for the delay in the foregoing sentence) between the date of Executive’s termination and the 60th day shall be paid on the 60th day, with the balance of the severance paid on the original schedule set forth above.

(b) COBRA. If Executive timely elects continued coverage under COBRA, then the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date for the first six (6) months of such coverage (provided that such COBRA reimbursement shall terminate on such earlier date as Executive or Executive’s dependents are no longer eligible for COBRA coverage).

Executive’s receipt of these severance benefits is subject to, and conditioned upon, Executive signing and not revoking a separation agreement and release of claims with the Company in a form acceptable to the Company that is effective no later than 60 days following the termination of her employment. Executive shall not be eligible for the severance benefits set forth above in Section 8 until Executive completes one (1) year of employment with the Company.

9. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), then to the extent that the payments upon a termination of employment are determined to be “nonqualified deferred compensation” under Section 409A, such severance amounts, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that would otherwise be payable within the first six (6) months following Executive’s termination of employment, will instead become payable in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following (x) the date of Executive’s termination of employment or (y) the date of Executive’s death, if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under the Agreement that satisfies the requirements of the “short- term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. However, the Company is under no obligation to reimburse or otherwise make Executive whole for any amounts that may be subject to the additional tax or early income recognition under Section 409A.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty; (ii) Executive’s gross misconduct in the performance of Executive’s duties which is injurious to the Company; (iii) failure by Executive to substantially perform Executive’s material duties other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment; (iv) a material breach of any material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment with the Company; (v) Executive’s willful violation of a material Company employment policy (including, without limitation, any insider trading policy); or (vi) Executive’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition, reputation or assets of the Company or any of its subsidiaries. Grounds for Cause pursuant to clause (iii) of this Section 10(a) shall not be deemed to have occurred until Company has first provided Executive with written notice of the acts or omissions constituting the grounds for “Cause” under clause (iii) of this Section 10(a) and a cure period of thirty (30) days following the date of such notice.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (3), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(c) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities; (ii) a material reduction of Executive’s Base Salary except in connection with a general reduction in salary applicable to all of the Company’s executive officers other than in connection with or following a Change in Control; (iii) the relocation of the Company’s facility to a location that results in an increase in Executive’s one-way commute by more than thirty (30) miles; and (iv) any material breach by the Company of any material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice.

(d) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

11. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law. The failure of the Company to obtain the assumption of this Agreement by any successor will constitute a material breach of a material part of this Agreement.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Calithera Biosciences, Inc.

343 Oyster Point Boulevard, Suite 200

South San Francisco, California 94080

Attn: Corporate Secretary

If to Executive:

at the last residential address known by the Company.

14. Arbitration.

(a) Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall also continue to apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, Claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive. The Arbitrator shall be required to provide a written opinion stating the legal and factual bases for his or her decision.

(c) Procedure. Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be in writing. Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(d) Remedy. Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(c) Integration. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(d) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(e) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(f) Tax Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(g) Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

16. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CALITHERA BIOSCIENCES INC.

By:	/s/ Susan Molineaux	Date	9-20-2010

Title:	CEO

EXECUTIVE:

/s/ Mark Bennett		Date	9-14-2010
Mark Bennett